Sub-Item 77E:
Litigation
PBHG Funds
PBHG Funds
(now known as
Old Mutual
Funds II) and
PBHG Fund
Distributors
(now known as
Old Mutual
Investment
Partners) have
been named as
defendants in a
Class Action
Suit (?Class
Action Suit?)
and a separate
Derivative Suit
(?Derivative
Suit?) (together
the ?Civil
Litigation?). The
Civil Litigation
consolidates
and
coordinates a
number of
individual class
action suits and
derivative suits
based on
similar claims,
which were
previously filed
against PBHG
Funds and
PBHG Fund
Distributors in
other
jurisdictions,
and were
transferred to
the U.S. District
Court for the
District of
Maryland (the
?Maryland
District Court?).
Consolidated
complaints in
the Class Action
and Derivative
Suits were filed
in the Civil
Litigation on
September 29,
2004 (MDL
1586).
On October 25,
2010, the
Maryland
District Court
entered an
Order and Final
Judgment
approving the
settlements
that resolved
the claims
asserted in the
Class Action
Suit and the
Derivatives Suit
(together, the
?Settlement?).
Old Mutual
Mid-Cap Fund

In January
2012, the Old
Mutual Mid-
Cap Fund
(which
reorganized
into the Old
Mutual TS&W
Mid-Cap Value
Fund in March
2009) was
served with a
summons and
complaint in an
action brought
by Edward S.
Weisfelner, as
Trustee of the
LB Creditor
Trust, in the
case captioned
Weisfelner v.
Fund 1, et al.
(U.S.
Bankruptcy
Court,
Southern
District of New
York, Adv. Pro
No. 10-4609)
(the ?Creditors
Trust Action?).
The litigation
seeks to
recover all
payments
made to
shareholders in
the December
2007 leveraged
buyout of
Lyondell
Chemical
Company as
alleged
fraudulent
transfers. The
Creditors Trust
Action asserts
intentional and
constructive
fraudulent
transfer causes
of action under
state law. The
Old Mutual
TS&W Mid-Cap
Value Fund
cannot predict
the outcome of
this
proceeding.
The Old Mutual
TS&W Mid-Cap
Value Fund has
filed a joinder
to the current
pending
motion to
dismiss and
awaits the
court?s ruling
on that motion;
the path the
litigation will
follow
(including
whether it will
proceed at all)
depends on
the outcome of
that ruling. The
Old Mutual
TS&W Mid-Cap
Value Fund is
currently
assessing the
case and has
not yet
determined
the potential
effect, if any,
on its net asset
value.